Exhibit 99.1

SCIOinspire Holdings, Inc.
and Subsidiaries
Consolidated Financial Statements
December 31, 2017

SCIOinspire Holdings, Inc. and Subsidiaries
Index
December 31, 2017

Independent Auditors’ Report
The Board of Directors
SCIOinspire Holdings, Inc.
Cayman Islands

We have audited the accompanying consolidated financial statements of SCIOinspire Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SCIOinspire Holdings, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG

Gurugram, India
June 28, 2018

SCIOinspire Holdings, Inc. and subsidiaries
Consolidated Balance Sheets
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

	As at December 31, 2017	As at December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents (Note 6)	6,088,890	13,655,743
Cash received on behalf of customers	2,301,863	1,770,569
Trade accounts receivable, less allowance for doubtful accounts of $200,000 in 2017 and Nil in 2016 (Note 7)	6,667,643	6,270,897
Unbilled revenue	9,182,623	3,549,754
Income tax receivable	3,018,289	1,335,610
Other current assets (Note 8)	1,340,727	989,030
Total current assets	28,600,035	27,571,603

Property and equipment, net (Note 10)	7,593,295	5,535,017
Intangible assets, net (Note 11)	2,890,715	3,894,923
Goodwill (Note 12)	17,511,162	22,089,837
Deferred tax assets (Note 9)	148,096	83,154
Other assets (Note 8)	1,618,233	1,899,048
Total assets	58,361,536	61,073,582

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current instalments of long-term debt (Note 17)	1,980,000	1,980,000
Trade accounts payable	416,252	388,734
Income tax payable	86,904	—
Accrued and other current liabilities (Note 16)	7,081,095	7,929,938
Subrogation services obligations	2,310,721	1,788,382
Overpayment services obligations	10,593	17,699
Total current liabilities	11,885,565	12,104,753

Long term-debt, excluding current installments (Note 17)	10,223,249	12,203,249
Liability for employee benefits	89,637	29,170
Other liabilities	239,429	299,286
Deferred tax liabilities (Note 9)	478,122	137,268
Total liabilities	22,916,002	24,773,726

SCIOinspire Holdings, Inc. and subsidiaries
Consolidated Balance Sheets
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

	As at December 31, 2017	As at December 31, 2016
Stockholders' equity (Note 13 and 14):
Common stock, $0.001 par value;	14,617	14,500
88,790,205 shares authorized as at December 31, 2017 and December 31, 2016.
14,616,677 shares issued and outstanding as at December 31, 2017 and 14,499,598 shares issued and outstanding as at December 31, 2016

Series A Preference shares, $0.001 par value;	40,019	40,019
40,119,015 preference shares authorized as at December 31, 2017 and December 31, 2016;
40,019,015 shares issued and outstanding as at December 31, 2017 and December 31, 2016 (liquidation preference of $10,004,754 over common stock, as at December 31, 2017 and 2016)

Series B1 Preference shares, $0.001 par value;	6,636	6,636
6,636,375 preference shares authorized and issued as at December 31, 2017 and December 31, 2016; (liquidation preference of $2,183,000 over common stock, as at December 31, 2017 and 2016)
Series B2 Preference shares, $0.001 par value;	7,441	7,441
7,440,868 preference shares authorized and issued as at December 31, 2017 and December 31, 2016 (liquidation preference of $3,717,000 over common stock as at December 31, 2017 and 2016)
Series C Preference shares, $0.001 par value;	9,434	9,434
9,433,962 preference shares authorized and issued as at December 31, 2017 and December 31,2016 (liquidation preference of $7,500,000 over common stock as at December 31, 2017 and 2016)
Series C1 Preference shares, $0.001 par value;
903,616 preference shares authorized and issued as at December 31, 2017 and December 31, 2016 (liquidation preference of $2,000,000 over common stock as at December 31, 2017 and 2016)	904	904
Series D Preference shares, $0.001 par value;
1,779,180 preference shares authorized and issued as at December 31, 2017 and 1,779,180 as at December 31, 2016 (liquidation preference of $4,000,000 over common stock as at December 31, 2017 and 2016)	1,779	1,779
Additional paid-in capital	32,096,370	31,977,312
Retained earnings	3,749,515	4,886,318
Accumulated other comprehensive loss	(481,181)	(644,487)
Total stockholders' equity	35,445,534	36,299,856

Commitments and contingencies (Note 20)

Total liabilities and stockholders' equity	58,361,536	61,073,582

See accompanying Notes to consolidated financial statements.

SCIOinspire Holdings, Inc. and subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years ended December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)
	Year ended	Year ended
	December 31, 2017	December 31, 2016
Revenue
Service income	71,847,604	66,873,737
Other income	14,510	197,818
Total revenue	71,862,114	67,071,555

Salaries and employee benefits	47,590,854	47,293,645
Other expenses	15,170,763	13,488,125
Depreciation and amortization	4,276,722	3,804,304
Compensation to selling shareholders	337,572	1,126,166
Acquisition related cost (Transaction cost)	—	545,946
Goodwill impairment loss (Note 12)	4,578,675	—
Interest expense	871,103	1,068,302
Total expenses	72,825,689	67,326,488

Loss before income taxes	(963,575)	(254,933)

Income tax expense (Note 9)	173,228	46,592

Net loss	(1,136,803)	(301,525)

Other comprehensive income (loss), net of tax

Foreign currency translation adjustments	163,306	(297,178)
Other comprehensive income/(loss)	163,306	(297,178)

Net comprehensive loss	(973,497)	(598,703)

See accompanying Notes to consolidated financial statements.

SCIOinspire Holdings, Inc. and subsidiaries
Statement of Changes in Stockholders' Equity
Years ended 31 December 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

	Series A Preference Shares		Series B1 Preference Shares		Series B2 Preference Shares		Series C Preference Shares		Series C1 Preference Shares		Series D Preference Shares		Common Stock		Additional paid in capital	Accumulated other comprehensive (loss)	Retained earnings	Total stockholders' equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 01, 2016	40,019,015	40,019	6,636,375	6,636	7,440,868	7,441	9,433,962	9,434	903,616	904	—	—	13,278,810	13,280	25,406,817	(347,309)	5,187,843	30,325,064
Issue of common stock	—	—	—	—	—	—							1,033,470	1,033	2,498,967	—	—	2,500,000
Issue of preference shares (net of $ 34,263 issue cost)	—	—	—	—	—	—	—	—	—	—	1,779,180	1,779	—	—	3,963,946	—	—	3,965,725
Exercise of stock option	—	—	—	—	—	—	—	—	—	—	—	—	187,318	187	62,978	—	—	63,165
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	44,604	—	—	44,604
Loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(301,525)	(301,525)
Foreign currency translation loss net of tax $ Nil	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(297,178)	—	(297,178)
Comprehensive loss	—	—	—	—	—	—	—	—					—	—	—	—	—	—

Balance at December 31, 2016	40,019,015	40,019	6,636,375	6,636	7,440,868	7,441	9,433,962	9,434	903,616	904	1,779,180	1,779	14,499,598	14,500	31,977,312	(644,487)	4,886,318	36,299,856

Balance at January 01, 2017	40,019,015	40,019	6,636,375	6,636	7,440,868	7,441	9,433,962	9,434	903,616	904	1,779,180	1,779	14,499,598	14,500	31,977,312	(644,487)	4,886,318	36,299,856
Issue of common stock	—	—	—	—	—	—							23,862	24	53,623	—	—	53,647
Issue of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise of stock option	—	—	—	—	—	—	—	—	—	—	—	—	93,217	93	24,379	—	—	24,472
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	41,056	—	—	41,056
Loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,136,803)	(1,136,803)
Foreign currency translation gain net of tax $ Nil	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	163,306	—	163,306
Comprehensive loss	—	—	—	—	—	—	—	—					—	—	—	—	—	—

Balance at December 31, 2017	40,019,015	40,019	6,636,375	6,636	7,440,868	7,441	9,433,962	9,434	903,616	904	1,779,180	1,779	14,616,677	14,617	32,096,370	(481,181)	3,749,515	35,445,534

See accompanying Notes to consolidated financial statements.

SCIOinspire Holdings, Inc. and subsidiaries
Consolidated Statement of Cash Flows
Years ended December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)
	Year ended	Year ended
	December 31, 2017	December 31, 2016

Cash flows provided by operating activities:
Net loss	(1,136,803)	(301,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,272,513	2,800,761
Amortization	1,004,209	1,003,543
Impairment loss	4,578,675	—
Deferred income tax expense/(benefit)	283,154	(425,507)
Allowance for doubtful accounts	200,000	—
Stock compensation expense	41,056	44,604
Changes in operating assets and liabilities
Accounts receivable	(501,161)	1,301,233
Unbilled revenue	(5,632,869)	(685,872)
Other assets	(3,540,983)	(2,799,663)
Income taxes receivable (payable)	1,769,583	355,836
Accounts payable	4,640	377,212
Accrued and other liabilities	523,849	541,032
Cash received on behalf of customers	(531,294)	1,252,937
Subrogation services obligations	522,339	(1,239,890)
Overpayment services obligations	(7,106)	7,106
Net cash (used in) / provided by operating activities	849,802	2,231,807

Cash flows from investing activities:
Acquisition of business, net of cash	(1,263,594)	(7,045,719)
Capital expenditures	(5,272,404)	(2,354,565)
Net cash used in investing activities	(6,535,998)	(9,400,284)

Cash flows from financing activities:
Proceeds from long-term debt	—	5,190,000
Principal payments on long-term debt	(1,980,000)	(2,446,751)
Proceeds from issuance of stock	—	3,965,725
Proceeds from exercise of options	24,472	63,165
Net cash (used in) / provided by financing activities	(1,955,528)	6,772,139

Effect of exchange rate changes on cash and cash equivalents	74,871	(87,065)
Net change in cash and cash equivalents	(7,566,853)	(483,403)
Cash and cash equivalents at beginning of year	13,655,743	14,139,146
Cash and cash equivalents at end of year	6,088,890	13,655,743

Supplement disclosures of cash flow information:
Cash paid for income taxes	1,491,255	1,363,721
Cash paid during the year for interest	856,052	909,284

Non cash investing activities:
Issuance of common stock for business acquisition	53,647	2,500,000

See accompanying Notes to consolidated financial statements.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

1.Description of Business
SCIOinspire Holdings Inc. (“the Company”) was incorporated under the law of Cayman Islands on July 30, 2007, by a team of professionals having expertise in the Healthcare industry, as an exempted company with limited liability. The Company through its subsidiaries (“the Group”) offer Cost containment / Payment Integrity services, Facility and claims audit, Analytics and Data Management, Healthcare Analytics, Actuarial Consulting, Risk Adjustment, Software – Hosting / License, Business Process Outsourcing services, Commercial Effectiveness etc., to companies in the Healthcare and Pharmaceutical industry.
On January 20, 2016 the Group acquired assets and assumed liabilities of Clear Vision Information Systems, Inc. (“Clear Vision”). These assets and liabilities constitute a business and have been consolidated into the books of the Group. Refer Note 4.
2.Summary of Significant Accounting Policies
Basis of preparation
The accompanying consolidated financial statements include the accounts of the SCIOinspire Holdings Inc. and its wholly owned subsidiaries – SCIOinspire Corp, SCIOinspire Consulting Services (India) Private Limited, SCIO Health Analytics (UK) Limited and Data Intelligence Limited, and have been prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP).
Use of estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the carrying amount of intangible assets and goodwill, allowances for doubtful accounts, liability for appeals, deferred tax asset valuation allowances, provisions and share based compensation, income tax uncertainties and other contingencies.
Principles of consolidation
All significant inter-company balances and transactions have been eliminated in consolidation. The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity (VIE) or voting interest model. The Company currently has no involvement with variable interest entities. The Company accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting.
Reclassifications
The Company has reclassified certain amounts relating to its prior period results to conform to its current period presentation. These reclassifications have not changed the results of operations of prior periods.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2.Summary of Significant Accounting Policies (continued)
Controlling interest in businesses under common control
The Company accounts for transactions between entities under common control, by initially recognizing the assets and liabilities transferred at the date of acquisition at the carrying values. Refer Note 18.
Functional currency
The consolidated financial statements are reported in United States Dollar. The functional currency of the Company and its subsidiaries is United States Dollars, except that of the Indian subsidiary whose functional currency is Indian Rupees and for SCIO Health Analytics (UK) Ltd. The functional currency is Pound Sterling. The translation of the Indian Rupee and Pound Sterling into United States Dollars is performed for balance sheet accounts using the exchange rates in effect as of the balance sheet date and for the statement of operations using the average exchange rate prevailing during the year. The gains or losses resulting from such translation are reported under accumulated other comprehensive income (loss), net, as a separate component of equity.
Foreign currency denominated monetary assets and monetary liabilities at the year-end are translated at the year-end exchange rate. Exchange rate differences resulting from foreign exchange transactions settled during the year, including year-end translation of monetary assets and liabilities are recognized in the consolidated statement of operations.
Cash and cash equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash and deposits with banks with an initial term of less than three months, which are unrestricted as to its use.
Cash received on behalf of customers
As part of its subrogation services, the Company receives cash payments on behalf of its clients, which the Company is obligated to remit to various clients after recovering its fees and expenses.
Trade accounts receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts periodically. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. Allowances for doubtful accounts for the year 2017 is $200,000 (2016: Nil).

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2.Summary of Significant Accounting Policies (continued)
Revenue recognition
Revenue from audit and recovery services is derived from contingent and non-contingent fee arrangements.
Revenues from services having contingent fee arrangements are recognized as per the terms of the contract with the customers, when the uncertainty over ultimate collection is resolved. The uncertainty is considered as resolved when the claims are sent to/ accepted by the customer for recovery/ offset against future claim payments and its collectability is reasonably assured within a reasonable time of rendering the service.
Revenues from services having non-contingent fee arrangements are substantially provided on a time-and-material basis and are recognized based on the contractual terms as the services are performed.
Direct and incremental costs pertaining to such services are deferred until the revenue recognition criteria are met. The costs deferred are limited to the extent of future contractual revenues for work completed and recoverability established as at the Balance sheet date. These deferred cost are included as part of the other assets as and when applicable.
Revenue from annual maintenance contracts are recognized ratably over the period in which services are rendered. Revenues from services which are substantially provided on a time-and-material basis are recognized based on the contractual terms as the services are performed.
Unbilled revenue represent earnings in excess of billings as at the end of the reporting period.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.
The Company has deferred the revenue and costs attributable to certain process transition activities with respect to its customers where such activities do not represent the culmination of a separate earnings process. Such revenue and costs are subsequently recognized ratably over the period in which the related services are performed. Further, the deferred costs are limited to the amount of the deferred revenues.
In certain contingency based business, providers (third parties) have the right to appeal a claim and may pursue additional appeals if the initial appeal is found in favor of Company’s customers. For revenue realized from such contingency business, the Company accrues an estimated liability based on the amount of fees which are subject to appeal and which we estimate are probable of being returned to providers following a successful appeal. This estimated liability for appeals is an offset to revenue on our consolidated statements of operations. The estimates are based on historical experience with appeals. The estimated liability of appeals of USD 1,698,026 as at December 31, 2017 and USD 1,800,000 as at December 31, 2016 represent our best estimate of the potential amount of repayments related to appeals of claims for which fees were previously collected and recognized as revenue. The estimates are based on historical experience with appeals. To the extent the amount to be returned to providers following a successful appeal exceeds the amount accrued, revenue in the applicable period would be reduced by the amount of the excess. The inability to correctly estimate the estimated liabilities could adversely affect our revenue in future periods.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2. Summary of Significant Accounting Policies (continued)
Property and equipment
Property and equipment are stated at cost less accumulated depreciation. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the statement of operations. Plant and equipment under finance leases are stated at the present value of minimum lease payments.
Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of machinery and equipment ranges from 3 to 5 years, furniture and fixtures 5 years. Leasehold improvements are depreciated over the lease period/ estimated useful lives which is shorter. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditure for maintenance and repairs are charged to expense as incurred.
Capitalized software costs
Once the technology feasibility is established as per ASC 985-20, the Company capitalizes costs associated with the acquisition or development of major software for internal and external use in the consolidated balance sheet and amortizes the assets over the expected life of the software, generally between one and seven years. The Company only capitalizes subsequent additions, modifications or upgrades to internal-use software to the extent that such changes allow the software to perform a task it previously did not perform. The Company expenses software maintenance and training costs as incurred. Capitalized software costs have been disclosed as part of property and equipment. The Company has capitalized internally-developed software costs of $3,775,827 for the year ended December 31, 2017 (2016: Nil).
Business combinations, goodwill and intangible assets
The Company accounts for its business combinations by recognizing the identifiable tangible and intangible assets and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values. All assets and liabilities of the acquired businesses, including goodwill, are assigned to reporting units. The contingent consideration arrangements are fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs are expensed as incurred.
Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Indefinite-lived intangible assets are assets that are not amortized because there is no foreseeable limit to cash flows generated from them. All assets and liabilities of an acquired business including goodwill are assigned to reporting units.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2. Summary of Significant Accounting Policies (continued)
Goodwill is not amortized but is tested for impairment at least on an annual basis on December 31, based on a number of factors, including operating results, business plans and future cash flows. The Company performs an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the assessment of events or circumstances, the Company performs a quantitative assessment of goodwill impairment if it determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, based on the quantitative impairment analysis, the carrying value of the goodwill of a reporting unit exceeds the fair value of such goodwill, an impairment loss is recognized in an amount equal to the excess. If it is more likely than not that the asset is impaired, the Company records the amount that the carrying value exceeds the fair value as an impairment loss. The Company performed its annual impairment review of all its reporting units in the current year; based on this assessment, the Company has recorded goodwill impairment loss of USD 4,578,675 (2016: Nil) relating its reporting unit - SCIO Health Analytics (UK) Limited.
Intangible assets acquired individually, with a group of other assets or in a business combination are carried at cost less accumulated amortization. The Company’s intangible assets include customer contracts and non-compete and are amortized on a straight line basis over their estimated useful life of 4 to 10 years.
Impairment of long-lived assets and finite life intangibles
Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.
Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigations, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Income taxes
Income taxes are accounted under the asset and liability method. The current charge for income tax expense is calculated in accordance with the relevant tax regulations applicable to each entity.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2. Summary of Significant Accounting Policies (continued)
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes interest related to unrecognized tax benefits in interest expense. The Company accounts for residual income tax effects in Accumulated other comprehensive income due to a change in tax law or a change in judgment about realization of a valuation allowance, if any, using the portfolio method and only releases residual amounts when the entire portfolio is liquidated.
Stock-based Compensation
The Company recognizes all stock-based compensation as a cost in the consolidated financial statements. Equity‑classified awards are measured at the grant date fair value of the award. The Company has recorded compensation expense based on estimated grant date fair value using the Black‑Scholes option‑pricing model and estimates the number of forfeitures expected to occur.
Stock based compensation benefits have been issued by the SCIOinspire Holdings Inc., the holding company since 2008.
Operating leases
The Company leases its office space pursuant to long-term, non-cancellable lease agreements, which have been accounted for as operating leases. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Accordingly, rent expense incurred in excess of rent paid is reflected as deferred rent.
Retirement benefits to employees
a)Defined contribution plan
The Company does not have any pension or post retirement plans for any of its employees in US other than the 401(k) Plan administered by Trans America Financial Life Insurance Company. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2. Summary of Significant Accounting Policies (continued)
In India, the employees receive benefits from a provident fund, where the employer and employees each make monthly contributions to the plan at a pre-determined rate to the Regional Provident Fund Commissioner. Employer’s contribution to the fund is charged as an expense to the statement of operations.
b)Defined benefit plan
In accordance with the Payment of Gratuity Act, 1972, applicable for Indian companies, the Company provides for a lump sum payment to eligible employees, at retirement or termination of employment based on the last drawn salary and years of employment with the Company. The gratuity fund is managed by third party fund managers. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company. The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company’s obligation in respect of the gratuity plan, which is a defined benefit plan, is provided for based on actuarial valuation.

Fair value measurement
The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with ASU 2011-04 (see note 5 to the consolidated financial statements):

a)Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

b)Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

c)Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2. Summary of Significant Accounting Policies (continued)
Recently adopted accounting standards
The following recently released accounting standard has been adopted by the Company and did not have a material impact on the Company’s consolidated results of operations, cash flows, financial position or disclosures:
Effective January 1, 2017, the Company has adopted FASB ASU 2015-17 Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). The new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The guidance however does not change the existing guidance that prohibits offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The Company has applied the new guidance retrospectively for all deferred tax assets and liabilities and accordingly, the comparative balance sheet amounts of prior periods have been retrospectively reclassified.
Recently issued accounting standards
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. A company also is required to disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB also has issued several amendments to the standard, which are intended to promote a more consistent interpretation and application of the principles outlined in the standard.
Companies are permitted to adopt the standard using a retrospective transition method (i.e. restate all prior periods presented) or a cumulative effect method (i.e. recognize the cumulative effect of initially applying the guidance at the date of initial application with no restatement of prior periods). However, both methods allow companies to elect certain practical expedients on transition that will help to simplify how a company restates its contracts. The standard is effective for the Company for annual periods in fiscal years beginning after December 15, 2018. We are currently evaluating the effect that the updated standard will have on our Consolidated Financial Statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for the Company on January 1, 2020, with early adoption permitted.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

2. Summary of Significant Accounting Policies (continued)
In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350), which eliminates Step 2 from the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed after January 1, 2017 and should be applied prospectively.
The Group is currently evaluating the effects the above standards will have on its consolidated financial statements and related disclosures.
3.Significant risks and uncertainties including business and credit concentrations
Financial instruments that potentially subject the Company to a concentration of credit risk consist of bank balances, accounts receivable and unbilled revenue. By their nature, all such financial instruments involve risk including credit risk of non-performance by counter parties. In the management’s opinion, as of December 31, 2017, there was no significant risk of loss in the event of non-performance by the counter parties to these financial instruments other than the amounts already provided for in the consolidated financial statements.
Accounts receivable are uncollateralized customer obligations due under normal trade terms. The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected.
For the year ended December, 31 2017 one of the customers provided 34% of revenue individually, while for the year ended December, 31, 2016 one of the customers provided 43% of revenue individually. For the year ended December 31, 2017 two customers constituted around 36% of the total account receivable and two customers around 62% for the year ended December 31, 2016.

4.Acquisition of Clear Vision Information Systems, Inc. (‘Clear Vision’)
On January 20, 2016 the Group acquired certain assets and assumed certain liabilities of Clear Vision. The aggregate purchase consideration was $ 10,404,178 out of which $ 185,373 was payable as at December 31, 2017 (2016: $ 959,198). Together with the acquisition, the Company retained certain employees of Clear Vision’s business. With this transaction, the Company entered into the business of risk-adjustment software and data analytics, expanding its range of data management, analytics and software licensing/hosting services to the healthcare industry. Acquisition related costs amounting to $ 545,946 have been included in Acquisition related cost (Transaction cost) for the year ended December 31, 2016. The goodwill of $ 4,532,958 arising out of the acquisition has been recorded in the books and is deductible for tax purposes. The goodwill represents primarily the acquired expertise, operating synergies and other benefits expected to result from combining the acquired operations with our existing operations.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

Contingent payments
As per the asset purchase agreement, the selling shareholders were eligible for a contingent earn-out consideration on achieving of certain performance conditions over the period beginning from the date of acquisition up to December 31, 2016. The total maximum contingent consideration as per the agreement was $ 3,000,000. The actual undiscounted earn-out consideration determined amounted to $328,111. Out of this, $268,236 was considered as part of the purchase consideration. The balance amount of $59,875 was contingent upon certain employees remaining in employment after the acquisition, hence, this was considered as a compensation for post-combination services, in accordance with ASC 805.
The fair value of the contingent consideration arrangement was measured by applying the income valuation approach. That measure is based on significant inputs that are not observable in the market, which ASC Section 820-10-35 refers to as Level 3 inputs (refer fair value hierarchy in Note 2). Key assumptions included a discount rate of 15.8%.
The following table summarizes the consideration paid for Clear Vision and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Consideration:
Cash	$7,467,640
Fair value of consideration payable in shares	2,500,000
Fair value of promissory note issued	436,538
Fair value of total consideration transferred	$10,404,178

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	776,665
Current assets	13,463
Software	2,732,258
Customer relationships	2,513,408
Non-compete	20,000
Other current liabilities	(184,574)
Total identifiable net assets assumed	$5,871,220
Goodwill	4,532,958
Total	$10,404,178

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

5.Fair value measurements
Fair value of financial instruments

The following table presents the carrying amounts and estimated fair value of the Company’s financial instruments at December 31, 2017 and December 31, 2016. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	As at December 31, 2017		As at December 31, 2016
	Carrying Amount	Fair value	Carrying Amount	Fair value
Financial assets:
Cash and cash equivalents	6,088,890	6,088,890	13,655,743	13,655,743
Cash received on behalf of customers	2,301,863	2,301,863	1,770,569	1,770,569
Trade accounts receivable	6,667,643	6,667,643	6,270,897	6,270,897
Unbilled revenue	9,182,623	9,182,623	3,549,754	3,549,754
Other assets	411,517	411,517	390,653	390,653

Financial liabilities:
Long-term debt	12,203,249	12,203,249	14,183,249	14,183,249
Trade accounts payable	416,252	416,252	388,734	388,734
Accrued and other current liabilities	2,044,321	2,044,321	3,044,354	3,044,354
Subrogation services obligations	2,310,721	2,310,721	1,788,382	1,788,382
Overpayment services obligations	10,593	10,593	17,699	17,699

The fair values of the financial instruments shown in the above table as of December 31, 2017 and 2016 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability.
Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk adjusted discount rates, available observable and unobservable inputs.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
•Cash and cash equivalents, cash received on behalf of customers, trade accounts receivable, unbilled revenue, other assets, long-term debt, trade accounts payable, accrued and other current liabilities, subrogation services obligations, overpayment services obligations and other liabilities: The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

•Non-financial assets and liabilities not included above: The fair value of goodwill is determined by estimating the expected present value of future cash flows without reference to observable market transactions.
Accrued and other current liabilities include accrued earn-out consideration payable to selling shareholders. The following table provides a roll-forward of the fair value of earn-out consideration categorized as level 3 in the fair value hierarchy for the years ended December 31, 2017 and 2016:

	As at December 31, 2017	As at December 31, 2016
Opening balance	1,471,631	562,133
Earn-out consideration payable in connection with acquisitions	337,573	7,903,998
Payments made during the year	(1,263,594)	(7,045,719)
Other*	(21,828)	51,219
Closing balance	523,782	1,471,631
*Includes interest expense and impact of changes in foreign exchange. These are included in interest expense and other expenses respectively, in the consolidated statements of operations and comprehensive income (loss).

6.Cash and cash equivalents

	As at December 31, 2017	As at December 31, 2016

Cash on hand	1,156	1,024
Bank balances	6,087,734	13,654,719
	6,088,890	13,655,743

7.Trade accounts receivable
Trade accounts receivable as of December 31, 2017 amounted to $ 6,667,643, net off allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts based on financial condition of the customer and aging of the account receivable. Accounts receivables are not collateralized.
The age profile of accounts receivable is given below:

Period in days	As at December 31, 2017	As at December 31, 2016
0 – 30	5,885,080	5,584,553
31 – 60	487,431	327,495
61 – 90	120,110	121,052
More than 90	375,022	237,797
	6,867,643	6,270,897
Less : Allowance for doubtful accounts	(200,000)	—
	6,667,643	6,270,897

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

8.Other assets

	As at December 31, 2017	As at December 31, 2016
Other current assets
Prepayments	691,077	444,789
Statutory receivables	201,670	176,784
Other advances	146,301	65,778
Deferred costs	301,679	301,679
	1,340,727	989,030
Other assets (non-current)
Deferred costs	1,206,716	1,508,395
Advances and deposits	411,517	390,653
	1,618,233	1,899,048

9. Income taxes
The Company is a Cayman Islands incorporated entity, where the corporate tax rate is nil. The Company’s operations are primarily in the U.S. The below disclosures have been made considering the Company’s operation in US, India and UK.
(a)Recent tax legislation (United States of America)
In December 2017 the U.S. government enacted comprehensive tax legislation, the Tax Cuts and Jobs Act (the Act), which significantly revises the ongoing U.S. corporate income tax law by lowering the U.S. federal corporate income tax rate from 34% to 21%, implementing a modified territorial tax system, imposing a one-time tax on foreign unremitted earnings and setting limitations on deductibility of certain costs (e.g., interest expense and executive compensation), among other things.

(b)Income taxes
For the years ended December 31, 2017 and 2016, income (loss) before income taxes consists of the following:

	2017	2016
Cayman Islands	(6,049,987)	(1,228,168)
U.S	4,598,253	1,437,451
India	1,035,618	864,670
UK	(547,459)	(1,328,886)
	(963,575)	(254,933)

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

Total income tax expense (benefit) for the years ended December 31, 2017 and 2016 was as follows:

	Current	Deferred	Total
Year ended December 31, 2017
U.S. federal	(619,726)	346,320	(273,406)
U.S. state and local	118,157	(5,466)	112,691
India	391,642	(57,699)	333,943
UK	-	-	-
Total	(109,927)	283,155	173,228

Year ended December 31, 2016
U.S. federal	(161,488)	(262,466)	(423,954)
U.S. state and local	281,539	(120,140)	161,399
India	352,048	(42,901)	309,147
UK	-	-	-
Total	472,099	(425,507)	46,592

(c)Tax rate reconciliation
Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax book income. The significant reconciling items from the expected income tax expense to the actual income tax expense includes state and local income taxes, change in valuation allowance, R&D research tax credits, changes in tax rate in the U.S. and tax rate differentials of Cayman Islands, UK and India.

(d)Significant components of deferred taxes
Deferred tax assets (liabilities) as at December 31, 2017 and 2016 were as follows:

Particulars	As at December 31, 2017	As at December 31, 2016
Net operating loss carryforwards	1,929,581	1,633,697
Provision for estimated liabilities	413,040	698,790
Employee related liabilities	286,476	253,727
Imputed interest income	-	408,177
Tax credit carryforwards	853,835	-
Property and equipment	132,824	18,718
Others	236,403	331,566
Gross deferred tax assets	3,852,159	3,344,675
Less: Valuation allowance	(1,183,620)	(1,266,488)
Total deferred tax assets	2,668,539	2,078,187
Property and equipment	-	(123,977)
Goodwill and other intangible assets	(398,008)	(613,308)
Unbilled revenue	(2,233,644)	(1,395,015)
Deferred costs	(366,913)	-
Total deferred tax liability	(2,998,565)	(2,132,300)
Net deferred tax liability	(330,026)	(54,114)

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

Management assessed that there are no uncertain unrecognized tax benefits and that the tax positions taken have met the minimum statutory requirements to avoid payment of penalties.
The change in the total valuation allowance for deferred tax assets as of December 31, 2017 is as follows:

Particulars	2017	2016
Opening valuation allowance	1,266,488	699,716
Addition during the year	116,457	566,772
Reduction during the year	(199,325)	-
Closing valuation allowance	1,183,620	1,266,488

The valuation allowance at December 31, 2017 has been reduced as in the judgment of management, it is more-likely-than-not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income and tax‑planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2017. The majority of the Company's deferred tax assets not reduced by valuation allowance are supported by reversing taxable temporary differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.
The Company intends to indefinitely reinvest all of its accumulated and future foreign earnings outside the Cayman Islands. If such earnings were repatriated to Cayman Islands, they would be subject to withholding or dividend distribution taxes. Due to the various methods by which such earnings could be repatriated in the future, the amount of taxes attributable to the undistributed earnings are dependent on circumstances existing if, and when remittance occurs. The amount of such temporary differences totaled $ 15,022,845 as of December 31, 2017. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable because of the complexities of the hypothetical calculation.
The Company’s deferred tax assets related to net operating loss carryforwards are expected to expire over various periods. The Company has $ 59,828,916 of state tax NOLs and tax credits of $ 853,835 in the U.S. which will expire on various dates beginning in 2027 and 2025 respectively. The Company also has $ 2,447,324 of carryforward losses and $ 4,253 of tax credits in UK which can be carried forward indefinitely for use against future income.
The Company is subject to the continual examination of its income tax returns by the IRS and other domestic and foreign tax authorities. For U.S, India and UK the earliest years open for examination are fiscal years beginning on or after January 1, 2014, April 1, 2009 and January 1, 2016 respectively.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

10. Property and equipment, net

Property and equipment consist of the following:	As at December 31, 2017	As at December 31, 2016

Machinery and equipment	5,675,491	4,723,927
Furniture and fixtures	723,449	680,756
Leasehold improvements	727,043	727,043
Computer software*	15,185,158	10,761,730
	22,311,141	16,893,456
Accumulated depreciation	(14,717,846)	(11,358,439)
	7,593,295	5,535,017
*Includes software under development of $1,210,499 as at December 31, 2017 (2016: Nil).
The total depreciation for the years ended December 31, 2017 and 2016 was $3,272,513 and $2,800,761, respectively.

11.Intangible assets, net
Acquired intangible assets, either individually or with a group of other assets or in a business combination, are as follows:

	As at December 31, 2017	As at December 31, 2016
Customer relationship (Hospital Audit Locus Inc.)	3,109,000	3,109,000
Customer relationship/Non-Compete (Clear Vision)	2,533,408	2,533,408
Customer list (Socrates Inc.,)	1,350,000	1,350,000
Customer relationship (SCIO Health Analytics (UK) Limited)	1,081,632	1,081,632
Customer contracts (Solucia division)	50,000	50,000
	8,124,040	8,124,040
Accumulated amortization	(5,233,325)	(4,229,117)
	2,890,715	3,894,923

Intangible assets subject to amortization	Gross carrying amount	Weighted average amortization period	Accumulated amortization	Net carrying amount
Customer relationships	4,190,632	8 yrs	2,987,522	1,203,110
Customer relationships – Clear Vision	2,513,408	6 yrs	837,803	1,675,605
Customer list	1,350,000	5 yrs	1,350,000	-
Customer contracts	50,000	5 yrs	50,000	-
Non-compete	20,000	5 yrs	8,000	12,000
Total	8,124,040		5,233,325	2,890,715

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

Aggregate amortization expense for the years ended December 31, 2017 and 2016 was $1,004,209 and $1,003,543 respectively. Estimated amortization expense for the year 2018 is $1,004,209, for 2019 is $733,801, for 2020 is $733,801 and for 2021 is $418,904.
12.Goodwill
The carrying amount of goodwill is as follows:

Particulars Acquisition of :	As at 31 December 2017	As at 31 December 2016
Hospital Audit Locus, Inc.	5,759,810	5,759,810
Solucia	542,837	542,837
Socrates, Inc.	2,564,467	2,564,467
SCIO Health Analytics (UK) Limited	8,689,765	8,689,765
Clear Vision	4,532,958	4,532,958
Gross closing balance	22,089,837	22,089,837
Accumulated impairment losses	(4,578,675)	-
Net closing balance	17,511,162	22,089,837

Goodwill has been allocated to the following reporting units, which represent different business units of the Company, as follows:

Particulars	As at 31 December 2017	As at 31 December 2016
U.S.	13,400,072	13,400,072
UK	4,111,090	8,689,765
Net closing balance	17,511,162	22,089,837

Impairment charge:
For the year ended December 31, 2017, in accordance with ASU 2011-08, the Company performed an assessment of qualitative factors to determine whether events or circumstances exist that may lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on its assessment, the Company concluded that it is more likely than not that the fair value of its UK reporting unit is less than its carrying amount, primarily due to a decline in planned revenues. Accordingly, the Company performed a quantitative assessment of goodwill impairment for its UK reporting unit, using the income approach based on estimated discounted future cash flows. Based on such quantitative assessment, the Company concluded that goodwill on acquisition of SCIO Health Analytics (UK) Limited was impaired and accordingly, $4,578,675 was recognized as impairment loss for the year ended December 31, 2017 in the statement of operations (2016: Nil).

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

13. Stock based compensation
In 2007, the Company adopted a stock compensation plan (‘the Plan’) pursuant to which the Company’s board of directors may grant stock options or non-vested shares to officers and key employees. The plan has reserved 6,520,000 shares of authorized common stock. Stock options can be granted with an exercise price less than, equal to or greater than the stock’s fair market value at the date of grant. All awards have a total contractual term of 10 years, and vest over 4 years as follows:
One fourth of the options         - At the end of one year from the date of grant
Three fourths of the options     - At the end of each half year during the second, third and fourth year from the date of grant in 6 equal installments.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option‑pricing model that used the weighted average assumptions in the following table. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk‑free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividends during the estimated term of the option are based on recent dividend activity; the Company has not paid any cash dividends on common stock in the recent periods and does not anticipate doing so in the foreseeable future.
The Company uses company specific historical data to estimate the expected term of the option, such as employee option exercise and employee post-vesting departure behavior. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The Company uses a simplified method available to non-public companies to determine the expected term for the valuation of options.

Assumptions	2017	2016
Expected dividend yield	-	-
Expected volatility	40.8%	34.8%
Expected term (years)	1-4 years	1-4 years
Risk-free interest rate	1.25%	0.87%
Stock option activity during the period indicated is as follows:

	2017		2016
Particulars	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at the beginning of the year	5,158,449	0.658	4,087,949	0.490
Add: Grants during the year	241,000	1.840	1,325,500	1.350
Less: Forfeited	87,600	1.192	141,563	0.942
Less: Exercised	100,717	0.571	113,437	0.562
Closing balance as at	5,211,132	0.711	5,158,449	0.658
Exercisable at the end of the year	3,985,882	0.497	3,446,230	0.379

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

The weighted average remaining contractual life of options as of December 31, 2017 and 2016 is 4.83 years and 5.61 years respectively. The weighted average grant date fair value of options granted during the year 2017 was $1.840 and for the year 2016 $1.350 respectively. During the year ended December 31, 2017, 100,717 options were exercised (2016: 113,437). During the year, the Company has recorded stock compensation expense of $41,056 (2016: $44,604).
14. Stockholders’ equity
Equity
The Company is authorized to issue two classes of shares designated as “Common stock” and “Preferred stock”. Preferred stock includes series A, series B1, series B2, series C, series C1 and series D preference shares. Each preferred stock is convertible into common stock in the ratio of 1:1.
Voting
Every member shall be entitled to one vote in respect of each share of common stock held by them. In case of each preference shares held, to that many votes to which he would be entitled if he converted such preference shares into shares of common stock.
Dividends
The holders of preferred stock are entitled to receive when, as and if declared by the board, non-cumulative dividends at the annual dividend rate of 8% for the preferred stock prior and in preference to the payment of any dividends on the common stock in such calendar year.  No dividend shall be paid on the shares of the common stock shares in any year until all dividends for such year have been declared and paid on the preferred stock.
Liquidation
The holders of preferred stock prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the shares of the common stock shall be entitled to receive for each outstanding preference shares then held by them an amount equal to, greater of original purchase price ($ 0.25 per preference shares of Series A, $ 0.329 per preferred stock of Series B1, and $ 0.499 per preferred stock of Series B2, $ 0.53 per preferred stock of Series C, $ 2.213 per preferred stock of Series C1 and $ 2.248 per preferred stock of Series D) as adjusted plus any declared but unpaid dividend or the amount that would be received if such preferred stock had been converted into shares of common stock immediately prior to such liquidation, dissolution or winding up. If upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Company legally available for distribution to the members by any reason shall be insufficient to permit the payment of full liquidation preference, then the entire assets and funds of the Company legally available for distribution to the members shall be distributed pro-rata.
Conversion
Each holder of a preferred stock shall be entitled to convert any or all of its preference shares at any time, without payment of any additional consideration, into such number of fully paid shares of common stock per preference share as is determined by dividing the original purchase price applicable to such series of preference shares by the conversion price applicable to such preference shares determined in each case, in effect at the time of conversion. Any conversion of preference shares shall be effected by the redemption of the relevant number of preference shares and the issuance of an appropriate number of shares of common stock.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

The aforementioned preference shares shall be automatically be converted into common stock:
a)Upon the closing of a firm commitment underwritten public offering on a global stock exchange in which

(i)Net aggregate proceeds to the Company of not less than $ 20,000,000 are raised (after deduction of underwriters commission and expenses) and

(ii)Such offering is made at an offer price per share of at least $ 2.5 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares of the Company) (‘a qualified IPO’)
Or
b)With the vote of the Required Holders, where Required Holders would mean the holders of at least 85% of the issued and outstanding shares of Series A preference shares, Series B preference shares, Series C preference shares and Series D preference shares.
15. Operating leases
The Company entered into non-cancellable operating leases for office spaces for a term of 3 to 10 years. The leasehold improvements are included in property and equipment and are being amortized over the shorter of the estimated useful life of the improvements and the lease term.
Minimum rent payments under operating leases are recognized on a straight‑line basis over the term of the lease including any periods of free rent. Rental expense for operating leases (except those with lease terms that were not renewed) during 2017 is $1,640,089 (2016: $1,698,672). Future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2017:

Year ending December 31:	Operating leases
2018	1,227,744
2019	1,282,052
2020	1,169,944
2021 and later years	2,488,752
Total minimum lease payments	6,168,492

16. Accrued and other current liabilities

Particulars	As at December 31, 2017	As at December 31, 2016
Estimated liability for appeals	1,698,026	1,800,000
Accrued compensation to staff	1,955,279	2,115,544
Advance from customers	991,958	801,209
Provision for expenses	1,209,306	913,530
Accrued compensation to selling shareholders	523,782	1,471,631
Deferred revenue	270,191	239,131
Rent equalization reserve	120,995	195,659
Others	311,558	393,234
	7,081,095	7,929,938

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

As of December 31, 2017 accrued compensation to selling shareholders comprises of $185,373 payable to erstwhile shareholders of Clear Vision and $338,409 payable to erstwhile shareholders of SCIO Health Analytics (UK) Limited.
17.Long-term debt
Long-term debt as at December 31, 2017 and 2016 consists of the following:

	As at December 31, 2017	As at December 31, 2016
Secured term loan from Silicon Valley Bank, interest at Prime Rate plus 2.25% payable monthly	12,203,249	14,183,249
Total long-term debt	12,203,249	14,183,249
Less current installments	(1,980,000)	(1,980,000)
Long-term debt, excluding current installments	10,223,249	12,203,249

In January 2016, the Company has entered into a debt financing agreement with Silicon Valley Bank for $20,500,000 facility, comprising of a term loan of $16,500,000 and a revolving line of credit of $4,000,000. The term loan is repayable in consecutive equal monthly payments of principal in an amount equal to one percent (1.00%) of the term loan amount commencing on January 2016. Remaining balance amount shall be payable on the date of maturity, i.e., December 31, 2020. The term loan carries interest of Prime Rate plus 2.25%. The term loan is secured by the first priority perfected security interest in all the domestic assets of the Company, including IP. The aggregate maturities of long-term debt due for each of the five years subsequent to December 31, 2017 are: $1,980,000 in 2018, $1,980,000 in 2019 and $8,243,249 in 2020.
18. Merger of entities under common control
With effect from January 1, 2017, the Company’s subsidiaries Socrates, Inc. and Hospital Audit Locus, Inc. merged with SCIOinspire Corp. This has been treated as a transaction between entities under common control. Accordingly, the transfer of assets between entities under common control is accounted for at carrying values and does not have any impact on the consolidated financial statements.
19. Consolidated statements of cash flows
On January 20, 2016, the Group purchased the net assets of Clear Vision. Refer note 4 for a summary of the long-lived assets acquired and liabilities assumed as part of the acquisition. Interest payments for the years ended December 31, 2017 and 2016 were $856,052 and $909,284, respectively. Income taxes paid for these years were $1,491,255 and $1,363,721, respectively.
20. Commitments and contingencies
The Company is subject to legal actions, administrative proceedings and claims which have arisen in the ordinary course of its business. The Company believes the resolution of these matters is not likely to have a material and adverse effect on the results of operations or the financial position of the Company. Legal costs incurred in connection with contingencies are expensed as incurred.

SCIOinspire Holdings, Inc. and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
(All amounts in United States Dollars except share data and as otherwise stated)

21. Subsequent events
The Company has evaluated events and transactions subsequent to the balance sheet date through June 28, 2018, the date the consolidated financial statements were available for issuance.
Pursuant to an Agreement of Merger (‘Merger agreement’) dated April 28, 2018, by and among SCIOinspire Holdings, Inc. as (the Company), Angler Seller Representative LLC (as Shareholders’ Representative), ExlService.com, LLC (as Buyer), ExlService Cayman Merger Sub (as Merger Sub) and ExlService Holdings, Inc. (EXL), the Merger Sub is proposed to be merged, on satisfaction or waiver of all the closing conditions in the Merger agreement, with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of EXL.
The aggregate merger consideration is $240 million, subject to adjustment based on, among other things, the Company’s cash, debt, working capital position and other adjustments as set forth in the Merger Agreement.